UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19th, 2016

NEW ASIA ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-54171	26-1381565
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

Level 23, Nu Tower 2, JalanTun Sambanthan, Kuala Lumpur Sentral, Kuala Lumpur	50470
(Address of principal executive offices)	(Zip Code)

+60 3 2727-1686
Registrant's telephone number, including area code

60 Paya Lebar Road 12-08 Paya Lebar Square
Singapore, 409051
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 19th, 2016, New Asia Energy, Inc. (the "Company") entered into a Release Agreement (the "Agreement") with Lin Kok Peng ("Peng"), Allister Lim Wee Sing ("Sing") and Jose A. Capote ("Capote"), collectively, the "Released Parties" and each individually a "Released Party").  Pursuant to the Agreement, the Company released the Released Parties from and against any and all claims that the Company many have against any such persons related to the actions or inactions of such persons as an officer or director of the Company or a party related thereto.

The Agreement was unanimously approved by the full Board of Directors of the Company (the "Board").

The Agreement is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19th, 2016, the Board adopted resolutions to expand the size of the Board from two persons to four persons, and, pursuant to the authority granted to the Board in the Company's Bylaws, to name Mr. Veng Kun Lun and Mr. Poh Kee Liew to fill the newly created vacancies. Mr. Veng Kun Lun was also named to be the Chief Executive Officer and Secretary of the Company, and Mr. Poh Kee Liew was named as Chief Financial Officer of the Company.

Mr. Veng Kun Lun, aged 55, holds a Diploma in Business Administrative. Prior to joining the Company, he was Sales Manager of Jardine Office Solution, Macau and founder and director of All-In-One Officer Solution Co Ltd, a company which he has run since 2000. He has more than 25 years' experience in the marketing and sales industry. He also was the founder and president of Green Environment Protection Association of Macau. In 2015, he was invited to be the Advisor of Overseas Chinese Federation of Fangchengang & Baise City in Guanxi, China.

Mr. Poh Kee Liew, aged 45, was awarded a Diploma in Graphic Design from the PJ College Art and Design, Malaysia in 1995. Before joining the Company, he was the Business Development Director of AD Channel Creative, a Malaysian sole proprietorship company, since 2008. He has more than 20 years of experience in marketing materials graphic design, power point presentations and internet social media platform development as well as internal financial management. Mr. Liew will use his intensive financial and public relations management experience to lead the Company in the future, particularly in formulation of financial strategy of the Company.

Following the resolutions by the Board as described above, on December 19th, 2016, the Company's Directors, Lin Kok Peng, PhD, Chairman of the Board, and the Company's Chief Executive Officer and Chief Financial Officer, and Allister Lim Wee Sing, a Director of the Company, resigned from the Board and from their positions as officers of the Company.  On the same date, Jose Capote resigned as the Secretary of the Company. None of the resignations was the result of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company's operations, policies or practices.

Following the resignations of Mr. Link Kok Peng  and Mr. Allister Lim Wee Sing, on December 12th, 2016, the Board adopted resolutions to reduce the size of the Board from four persons to two persons.

None of Mr. Lun nor Mr. Liew have previously held any positions with the Company. There are no arrangements or understanding between the new directors and any other persons, pursuant to which such director was selected as a director. The new directors do not currently serve on any committees of the Board.

Other than as set forth above, there have been no transactions, since the beginning of the last fiscal year or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any new directors had or will have a direct or indirect material interest.

Other than as set forth above, there are no material plans, contracts or arrangements (whether or not written) between the Company and any of the persons discussed above.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1	Release Agreement, dated as of December 19th 2016, by and between New Asia Energy, Inc., Lin Kok Peng, Allister Lim Wee Sing and Jose A. Capote.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW ASIA ENERGY, INC.
Date: December 19th, 2016	By: /s/ Mr.Veng Kun Lun
Name: Mr. Veng Kun Lun
Title: Chief Executive Officer